Exhibit 99.1

♦NEWS♦

FOR RELEASE: Thursday, September 16, 2004

Contact:	Bevo Beaven, Vice President
Bill Conboy, Senior Account Executive
CTA Public Relations
303-665-4200
Bevo@ctapr.com
Bill@ctapr.com

HARKEN ENERGY CORPORATION ANNOUNCES

STOCK REPURCHASE PLAN

Dallas, TX –Harken Energy Corporation (AMEX: HEC) today announced that its Board of Directors has authorized a stock repurchase program allowing the Company to buy back up to two million shares of its common stock. All repurchases will be made from time to time in the open market when opportunities to do so at favorable prices present themselves in compliance with all applicable laws and regulations including the Securities and Exchange Commission rules.

Alan G. Quasha, the Company’s Chairman stated, “Our decision to institute a buyback program expresses our confidence in the Company’s ability to deliver positive cash flow and maintain a strong balance sheet. We believe that purchasing the Company’s shares is an appropriate use of capital and underscores our commitment to the best interests of our shareholders.”

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, http://www.harkenenergy.com/, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

This announcement may contain forward-looking statements as defined by the Securities and Exchange Commission. Harken, however, believes that it is important to provide this announcement with respect to its decision to institute a buyback program and to communicate its future expectations to its stockholders. The forward-looking statements in this announcement reflect the current view of management with regard to future events and are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risks described in Harken’s filings with the Securities and Exchange Commission including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 26, 2004 and its Form 10-Q for the six months ended June 30, 2004 filed on August 12, 2004. Statements regarding future production are subject to all of the risk and uncertainties normally associated with exploration, development and production of oil and gas. These risks include, without limitation, variability in the price received for oil and gas production, lack of availability of oil field goods and services, environmental risks, drilling and production risk, risk related to offshore operations, and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Although Harken believes that the expectations reflected in the forward-looking statements of this announcement are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements.

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